Exhibit 1.83

ALTIA PLC	STOCK EXCHANGE RELEASE	25 August 2021 at 9:55 a.m. EEST

THIS STOCK EXCHANGE RELEASE MAY NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. FOR FURTHER INFORMATION, SEE “IMPORTANT NOTICE” BELOW.

Altia and Arcus will complete the merger of Arcus into Altia; The Board of Directors of Altia has resolved on the payment of an extra dividend

Altia Plc (“Altia”) and Arcus ASA (“Arcus”) announced on 29 September 2020 the merger of Altia’s and Arcus’ business operations through a statutory cross-border absorption merger of Arcus into Altia (the “Merger”). As announced on 23 July 2021, Altia and Arcus have received all regulatory approvals for the Merger, and the Boards of Directors of Altia and Arcus have today resolved to complete the Merger in accordance with the merger plan and combination agreement entered into on 29 September 2020.

The execution of the Merger is expected to be registered at the Finnish Trade Register on 1 September 2021. The new combined company will be named Anora Group Plc (“Anora”). Anora will be a leading wine and spirits brand house in the Nordic region and a global industry forerunner in sustainability.

Issuing of new Altia shares as merger consideration to the shareholders of Arcus

As merger consideration, the shareholders of Arcus will receive 0.4618 new shares in Altia for each share registered as held in Arcus upon completion of the Merger. Arcus’ shareholders will in aggregate receive shares representing approximately a 46.5% ownership in the Anora. The aggregate number of the new shares in Altia to be issued in connection with the Merger is expected to be 31,413,139 shares, resulting in 67,553,624 shares in total in Anora. The share capital of Altia shall be increased by EUR 1,019,621.64 in connection with the registration of the execution of the Merger. The merger consideration shares are intended to be registered at the Finnish Trade Register on 1 September 2021 and delivered to the Arcus’ shareholders’ VPS accounts through a depository interest arrangement. The last day of trading and listing of the shares in Arcus on the Oslo Stock Exchange is 31 August 2021.

Trading in the new shares on the official list of Nasdaq Helsinki Ltd (”Nasdaq Helsinki”) is expected to commence on 1 September 2021. Additionally, Altia will submit an application for a temporary secondary listing of Anora’s shares on the Oslo Børs (the “Oslo Stock Exchange”) in connection with the completion of the Merger. The shares will be listed through a depository interest arrangement in the Norwegian Verdipapirsentralen (the “VPS”) and trading in the depository interests on the Oslo Stock Exchange is expected to commence on 1 September 2021. After a transitional period of four (4) months from the first day of the secondary listing on the Oslo Stock Exchange, the shares in Anora shall be delisted from the Oslo Stock Exchange. Anora’s shares will be subject to trading on Nasdaq Helsinki under the trading code ANORA (ISIN code: FI4000292438) and on the Oslo Stock Exchange under the ticker code ANORA (ISIN code: FI4000292438).

In case the number of shares to be received by a shareholder of Arcus per each individual book-entry account as merger consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of merger consideration shares to be received by the relevant shareholder. Fractional entitlements to new shares of Anora shall be aggregated and sold in public trading on Nasdaq Helsinki or the Oslo Stock Exchange and the proceeds shall be distributed to shareholders of Arcus entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements.

Resolution on the payment of an extra dividend

The Extraordinary General Meeting held on 12 November 2020 has, in connection with the resolution to approve the Merger, resolved to authorize the Board of Directors to resolve on the payment of an extra dividend in the maximum total amount of EUR 0.40 per share (representing approximately EUR 14.5 million) to the shareholders of Altia prior to the registration of the execution of the Merger. The Annual General Meeting held on 19 March 2021 resolved to renew the aforementioned authorization granted by the Extraordinary General Meeting.

The Board of Directors of Altia has resolved today on the basis of the authorization granted by the Annual General Meeting that a dividend of EUR 0.40 per share be distributed to the shareholders of Altia. The dividend will be paid to a shareholder registered in Altia’s shareholders’ register maintained by Euroclear Finland Oy on the record date for the dividend payment on 27 August 2021. The dividend will be paid on 3 September 2021. The ex-dividend date of the dividend payment is 26 August 2021.

Composition of the Board of Directors and other resolutions of the Extraordinary General Meeting of Altia relating to the Merger

In accordance with the resolution of the Extraordinary General Meeting of Altia held on 12 November 2020 (the “EGM”), the Board of Directors of Anora will consist of current Altia board members Sanna Suvanto-Harsaae, Jyrki Mäki-Kala and Torsten Steenholt, current Arcus board members Michael Holm Johansen, Kirsten Ægidius, Ingeborg Flønes and Nils Selte, and new board member Sinikka Mustakari.

Michael Holm Johansen, currently Chairman of the Board of Directors of Arcus, will serve as Chairman of the Board of Directors of Anora and Sanna Suvanto-Harsaae, currently Chairman of the Board of Directors of Altia, will serve as Vice Chairman of the Board of Directors of Anora.

The term of the new Board of Directors will commence on the date of the registration of the execution of Merger with the Finnish Trade Register (the “Effective Date”) and expire at the end of Anora’s Annual General Meeting 2022.

The resolutions of the EGM regarding the amendment of Anora’s Articles of Association, remuneration of the members of the Board of Directors, the amendment of the charter of the Shareholders’ Nomination Board, and other matters set out in the merger plan will take effect on the Effective Date of the Merger. Pursuant to the temporary deviation of the charter of the Shareholders’ Nomination Board, the members of the Shareholders' Nomination Board of Anora will be determined based on the three (3) largest shareholders in Anora on the tenth (10) business day following the registration of the Merger.

The persons appointed to the Executive Management Team of Anora were previously announced on 18 August 2021.

ALTIA PLC

Contacts:

Analysts and investors: Tua Stenius-Örnhjelm, Investor Relations, tel. +358 40 748 8864

Media: Petra Gräsbeck, Corporate Communications, tel. +358 40 767 0867

Distribution:

Nasdaq Helsinki Ltd

Principal media

www.altiagroup.com

Information on Altia and Arcus in brief

Altia is a leading Nordic alcoholic beverage brand company operating in the wine and spirits markets in the Nordic and Baltic countries. Altia wants to support a development of a modern, responsible Nordic drinking culture. Altia’s key exports brands are Koskenkorva, O.P. Anderson and Larsen. Other iconic Nordic brands are Chill Out, Blossa, Xanté, Jaloviina, Leijona, Explorer and Grönstedts.

Altia’s current strategy is built on two core strengths: Altia is the Nordic distillery that masters the sustainable production of high-quality grain-based spirits, and provides the best route-to-market through distribution and channel execution for its brands and partners.

Arcus is a leading Nordic branded consumer goods company within wine and spirits. Arcus is the world’s largest producer of aquavit, and holds strong market positions for wine and spirits across the Nordics. Vectura, a wholly owned company, supplies complete logistics solutions for the beverage industry in Norway. Arcus was spun off from the Norwegian state monopoly, Vinmonopolet, in 1996 and since then has grown from a local company to an international group with the Nordic region and Germany as its home market. The Group also exports a significant volume of spirits to other countries. Arcus is listed on Oslo Børs.

Important notice

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger. No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Altia, Arcus or the merger identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release includes information on the future results, plans and expectations with regard to the Combined Company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the Combined Company to differ materially from those expressed or implied in the forward-looking statements. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this release. Any representation to the contrary is a criminal offence in the United States.